FIRST AMENDMENT TO

THE DISTRIBUTION

AGREEMENT

THIS FIRST AMENDMENT, effective as of August 1st, 2020, to the Distribution Agreement, dated as of March 31st, 2020 (the "Agreement"), is entered into by and between THE RBB FUND, INC., a Maryland corporation, (the "Company"), Quasar Distributors, LLC, a Delaware limited liability company (the "Distributor"), and Bogle Investment Management, L.P., a Delaware limited partnership and an investment adviser to the Company (the "Adviser") (Company, Distributor, and Adviser each a "Party" and collectively, the "Parties").

RECITALS

WHEREAS, the Parties have entered into the Agreement; and

WHEREAS, the Company, the Distributor and Adviser desire to amend Exhibit B of the Agreement; and

WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended by written agreement executed by the Parties.

NOW THEREFORE, the Parties agree to amend and restate Exhibit B of the Agreement for the purposes of revising the distribution services fee schedule as described in Exhibit B to the Agreement. Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE RBB FUND, INC.		QUASAR DISTRIBUTORS, LLC

By:	/s/ James G. Shaw	By:	/s/ Mark Fairbanks
Printed Name:	James G. Shaw	Printed Name:	Mark Fairbanks
Title:	CFO/ Treasurer & Secretary	Title:	Vice President

BOGLE INVESTMENT MANAGEMENT, LP

By:	/s/ John C. Bogle, Jr.
Printed Name:	John C. Bogle, Jr.
Title:	President

Amended Exhibit B to the Distribution Agreement

Quasar Distributors, LLC Distribution Services Fee Schedule for Series of

The RBB Fund, Inc. (the “Company”) Managed by Bogle Investment Management, L.P.

Fee Schedule

Recurring legal underwriting fees (annual rate)

–     [  ] Basis point fee [  ]

–     For each series of the Company (each a “Fund” and together, the “Funds”) whose registration results in the total number of Funds in the Company to be [  ] or fewer at the time of such registration: $[  ] per year per Fund

–     For each Fund whose registration results in the total number of Funds in the Company to exceed [  ] at the time of such registration: $[  ] per year per Fund

Advertising compliance review (per communication rate)
– [ ] Per communication piece [ ], except – $[ ] per communication piece requiring [ ] hour expedited review
Factsheet services
– Design: $[ ] per fact sheet, includes first production – Production: $[ ] per fact sheet per each production period
Recurring registered representative fees (annual rate)
– $[ ] per year per registered representative

Notes:

1.	Adviser shall reimburse Quasar for all reasonable out-of-pocket expenses. Out-of-pocket expenses shall include, but are not limited to: regulatory filing fees; travel expenses; postage and delivery record retention.

2.	Recurring legal underwriting fees for each Fund are subject to a CPI-U adjustment on August 1 of each year after August 1, 2020.

3.	Registered Representative Services, if desired, will be provided under a separate agreement.